[CARDIMA LOGO]
Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.
Ronald E. Bourquin	Bruce Voss (bvoss@lhai.com)
Senior Vice President, Chief Financial Officer	Jody Cain (jcain@hlai.com)
(510) 354-0300	(310) 691-7100
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA ADOPTS STOCKHOLDER RIGHTS PLAN

FREMONT, Calif. (May 22, 2002)—Cardima, Inc. (NASDAQ SC: CRDM), developer of the REVELATION™ Tx and REVELATION™ Helix™ microcatheter systems for the treatment of atrial fibrillation (AF), announced today that its board of directors approved the adoption of a stockholder rights plan. The plan is designed to ensure that shareholders realize fair value and equal treatment in the event of an attempted takeover of the Company and to protect the Company and its shareholders against coersive takeover tactics. The plan was not adopted as a result of any existing or proposed potential takeover threat.

Under the terms of the plan, Cardima is distributing one purchase right for each share of common stock outstanding to stockholders at the close of business on May 21, 2002. The Company will not issue a separate certificate for the rights unless and until they become exerciseable.

Each right entitles the holder to purchase from the Company one one-hundredth of a share of a new series of participating preferred stock at an initial purchase price of $50.00. The rights will become exerciseable and will detach from the common stock for a specified period after any person or group, without the approval of the Company’s board of directors, has become the beneficial owner of, or commences a tender offer or exchange offer for, 15% or more of Cardima’s then outstanding shares of common stock (subject to certain exceptions).

The Company has filed the necessary forms, which give complete details of the plan, with the Securities and Exchange Commission.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, conduct successful clinical trials, obtain regulatory approvals and gain acceptance from the marketplace for its products. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002, with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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